UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2017

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2017, the compensation committee (or, with respect to certain performance-based compensation opportunities, a subcommittee thereof (the “Subcommittee”) pursuant to delegated authority) of the board of directors of Lindblad Expeditions Holdings, Inc. (the “Company”) approved, (i) the terms of an employee incentive plan (the “EIP”) that will govern annual bonus opportunities for our key employees, including our named executive officers for 2017, and (ii) awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) to key employees, including our named executive officers, pursuant to our 2015 Long-Term Incentive Plan (the “2015 LTIP”), each as described in more detail below.

Employee Incentive Plan

The EIP is adopted under the 2015 LTIP to govern annual cash incentive award opportunities for our executive officers and other key employees.  Target award levels under the EIP are based on a percentage of each participant’s base salary and cash incentive awards are earned based on performance against metrics, which, for 2017, will be based on the Company’s Adjusted EBITDA, Net Yield and Guest Satisfaction.  For 2017, target award levels for our named executive officers were set at the following maximum levels (as a percentage of base salary) by the Subcommittee, subject to reduction (but not increase) by the compensation committee: Mr. Lindblad: 75%; Mr. Felenstein: 75%; Mr. Rogers: 75%; Mr. Auerbach: 75%; and Mr. Byus: 75%.  For 2017, awards may be earned at a level of up to 150% of the target level if maximum performance goals are achieved.  Final payouts for 2017 will be determined by the compensation committee or the Subcommittee in early 2018 and will be subject to such adjustments as the committee or Subcommittee may determine, subject to applicable limitations under Internal Revenue Code Section 162(m).

RSUs

The RSUs are time vesting equity incentive awards that will vest in three equal annual installments following the grant date, subject to the recipient’s continued employment or service with the Company or its subsidiaries on the applicable vesting date.  Upon vesting, each RSU represent the right to receive one share of our common stock or an equivalent amount of cash.  Each RSU is granted in tandem with a dividend equivalent right, which is subject to the same vesting schedule as the underlying RSU to which it relates.  For 2017, RSU awards were granted in the following amounts to our named executive officers, with the number of shares determined based upon the closing price of our common stock on March 31, 2017: Mr. Lindblad: $375,000; Mr. Felenstein: $200,000; Mr. Rogers: $250,000; Mr. Auerbach: $200,000; and Mr. Byus: $137,500.

PSUs

The PSUs are performance-vesting equity incentive awards that will be earned based on the Company’s performance against metrics relating to annual Adjusted EBITDA, annual revenue, and guest satisfaction.  Awards will vest after a three year performance period and may be earned a level ranging from 0%-200% of the number of shares granted, depending on performance.  Each PSU is granted in tandem with a dividend equivalent right, which is subject to the same performance vesting terms as the underlying PSU to which it relates.  For 2017, PSU awards were granted in the following amounts to our named executive officers, with the number of shares determined based upon the closing price of our common stock on March 31, 2017: Mr. Lindblad: $375,000; Mr. Felenstein: $200,000; Mr. Rogers: $225,000; Mr. Auerbach: $200,000; and Mr. Byus: $137,500.

The foregoing descriptions are qualified in their entirety by reference to the EIP and the forms of award agreements governing the RSUs and PSUs, each of which are attached as exhibits hereto.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit 10.1	Lindblad Expeditions Holdings, Inc. Employee Incentive Plan.

Exhibit 10.2	Form of Restricted Stock Unit Agreement

Exhibit 10.3	Form of Performance Share Unit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

April 3, 2017	By:	/s/ Craig I. Felenstein
Craig I. Felenstein; Chief Financial Officer

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